Exhibit 10.16

Execution Version

BROAD STREET REALTY, INC.
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of December 27, 2019 (the “Effective Date”), is by and among Broad Street Realty, Inc., a Delaware corporation (“BSR”), and Broad Street Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership” and, together with BSR, the “Company”), and Alexander Topchy (the
“Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement, effective as of the Effective Date.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.     POSITION AND DUTIES.

(a)     During the Employment Term (as defined in Section 2), the Executive shall serve as the Chief Financial Officer of the Company. In this capacity, the Executive shall have the duties, authorities and responsibilities as are required by the Executive’s position commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as may reasonably be assigned to the Executive as the Board of Directors of BSR (the “Board”) shall designate from time to time that are not inconsistent with the Executive’s position with the Company and that are consistent with the bylaws of BSR and the first amended and restated agreement of limited partnership of the Operating Partnership, as they may be further amended from time to time, including, but not limited to, managing the affairs of the Company. The Executive’s principal place of employment with the Company shall be in Bethesda, Maryland; provided that the Executive understands and agrees that the Executive may be required to travel from time to time for business purposes. The Executive shall report directly to the Chief Executive Officer of the Company.

(b)     During the Employment Term, the Executive shall devote substantially all of the Executive’s business time, energy, business judgment, knowledge and skill and the Executive’s best efforts to the performance of the Executive’s duties with the Company; provided that the foregoing shall not prevent the Executive from (i) serving on the boards of directors of non-profit organizations, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Executive’s personal investments and/or personal business as necessary, so long as such activities in the aggregate do not interfere or conflict with the Executive’s duties hereunder or create a potential business or fiduciary conflict.

2.     EMPLOYMENT TERM. The Company agrees to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to be so employed, for a term of three years (the “Initial Term”) commencing as of the Effective Date. Commencing with the last day of the Initial Term, and on each subsequent anniversary of such date, the term of this Agreement shall be automatically extended for successive one-year periods; provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least sixty (60) days prior to any such anniversary date. Notwithstanding the foregoing, the Executive’s employment hereunder may be earlier terminated in accordance with Section 7, subject to Section 8. The period of time between the Effective Date and the end of the Initial Term and any successor terms (or earlier upon a termination of the Executive’s employment hereunder) shall be referred to herein as the “Employment Term.” If the Executive’s employment continues following any expiration of the Employment Term due to either party giving notice not to extend this Agreement, such employment will be entirely “at-will,” and will not be covered by this Agreement (except for the applicable restrictive covenant provisions, which are intended to survive expiration of this Agreement as set forth herein).

3.     BASE SALARY. The Company agrees to pay the Executive a base salary at the annual rate of $215,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Base Salary shall be subject to review by the Compensation Committee (the “Compensation Committee”) of the Board from time to time, and may be increased (but not decreased) by the Compensation Committee in its sole discretion (such base salary, as may be adjusted from time to time by the Compensation Committee, the “Base Salary”).

4.     ANNUAL BONUS. During each fiscal year during the Employment Term, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) with a “target” opportunity equal to 50% of the Base Salary. The “target” Annual Bonus opportunity shall be subject to review by the Compensation Committee from time to time, and may be increased (but not decreased) by the Compensation Committee in its sole discretion (such target opportunity, as determined by the Compensation Committee from time to time, the “Target Bonus”). Notwithstanding the foregoing, for each of the first two fiscal years during the Employment Term, the Annual Bonus that is paid to the Executive shall not exceed 25% of the Base Salary.

5.     EQUITY AWARDS. The Executive shall be considered to receive equity and other long-term incentive awards (including long-term incentive units in the Operating Partnership) under any applicable plan maintained by the Company during the Employment Term.

6.     EMPLOYEE BENEFITS.

(a)     BENEFIT PLANS. During the Employment Term, the Executive shall be entitled to participate in any employee benefit plans that the Company maintains or contributes to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided hereunder. The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time, according to the terms of such employee benefit plan.

(b)     VACATIONS. During the Employment Term, the Executive shall be entitled to paid vacation per calendar year (as prorated for partial years) in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time, but in no event shall the Executive accrue less than four (4) weeks of vacation per calendar year (pro-rated for any partial year of service).

(c)     EXPENSES. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable out-of-pocket business and entertainment expenses incurred and paid by the Executive during the Employment Term and in connection with the performance of the Executive’s duties hereunder.

7.     TERMINATION. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a)     DISABILITY. Upon termination of the Executive’s employment by the Company due to Disability. For purposes of this Agreement, “Disability” shall mean the inability of the Executive to have performed the Executive’s material duties hereunder due to a physical or mental injury, infirmity or incapacity which is determined to be permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Executive, for one hundred eighty (180) days (including weekends and holidays) in any 365-day period.

(b)     DEATH. Automatically upon the date of death of the Executive.

(c)     CAUSE. Upon termination of the Executive’s employment by the Company for Cause. “Cause” shall mean the Executive’s:

(i)     refusal to substantially perform, following notice by the Company to the Executive, the Executive’s duties to the Company, or gross negligence or willful misconduct in connection with the performance of the Executive’s duties to the Company;

(ii)     conviction of, or plea of guilty or nolo contendere to, (A) a felony or (B) any other criminal offense involving an act of dishonesty intended to result in personal enrichment of the Executive at the expense of the Company or an affiliate of the Company; or

(iii)     material breach of any (A) Company policy or (B) term of this Agreement or any other employment, consulting or other services, confidentiality, intellectual property or non-competition agreement between the Executive and the Company or an affiliate of the Company.

Any determination of Cause by the Company will be made by a resolution approved by a majority of the members of the Board; provided that no such determination may be made until the Executive has been given written notice detailing the specific Cause event and a period of thirty (30) days following receipt of such notice to cure such event (if susceptible to cure) to the satisfaction of the Board. Notwithstanding anything to the contrary contained herein, the Executive’s right to cure as set forth in the preceding sentence shall not apply if there are habitually repeated breaches by the Executive.

(d)     WITHOUT CAUSE. Upon termination by the Company of the Executive’s employment without Cause (other than for Disability).

(e)     GOOD REASON. Upon termination by the Executive for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive, unless such event is not habitually repeated and is corrected in all material respects by the Company within thirty (30) days following written notification by the Executive to the Company of the occurrence of one of the following:

(i)     a material reduction in the Base Salary or Target Bonus;

(ii)     the assignment to the Executive of duties or responsibilities substantially inconsistent with the Executive’s position, or any other action by the Company which results in a substantial diminution of the Executive’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law);

(iii)     a change to the Executive’s principal work location that is greater than fifty (50) miles;

(iv)     a material adverse change in the reporting structure applicable to the Executive; or

(v)     the Company’s material breach of the terms of this Agreement.

The Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances that the Executive knows or reasonably should have known to constitute Good Reason, and actually terminate employment within thirty (30) days following the expiration of the Company’s thirty (30)-day cure period described above. The failure by the Executive to provide written notice in detail of the circumstances constituting “Good Reason” within the time period set forth in the preceding sentence shall result in the Executive being deemed not to have terminated employment for Good Reason and to have irrevocably waived any claim of such circumstances constituting Good Reason under this Agreement.

(f)     WITHOUT GOOD REASON. Upon the Executive’s voluntary termination of employment without Good Reason. The Executive shall provide at least thirty (30) days’ prior written notice of any termination without Good Reason. The Company may, in its sole discretion, make the termination effective earlier than the termination date set forth in such notice.

(g)     EXPIRATION OF EMPLOYMENT TERM; NON-EXTENSION OF AGREEMENT. Upon the expiration of the Employment Term due to a non-extension of the Agreement by the Company or the Executive pursuant to Section 2; provided, however, that the parties hereto may agree that the Executive’s employment will not terminate upon expiration of the Employment Term, but will instead continue on an at-will basis in accordance with the last sentence of Section 2.

8.     CONSEQUENCES OF TERMINATION.

(a)     DEATH. In the event that the Executive’s employment and the Employment Term end on account of the Executive’s death, the Executive’s estate shall be entitled to a lump sum payment of the following within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law:

(i)     any unpaid Base Salary through the termination date;

(ii)     any accrued but unused vacation time in accordance with Company policy; and

(iii)     reimbursement for any unreimbursed business expenses incurred through the termination date (collectively, Sections 8(a)(i) through 8(a)(iii) shall be hereafter referred to as the “Accrued Benefits”).

(b)     DISABILITY. In the event that the Executive’s employment and the Employment Term end on account of the Company’s termination of the Executive’s employment due to the Executive’s Disability, the Company shall pay or provide the Executive with the Accrued Benefits and, subject to the Executive’s execution and non-revocation of the Release in accordance with Section 9 and his continued compliance with the obligations set forth in Section 10, the following payments (collectively, the “Disability Payments”):

(i)     any earned but unpaid Annual Bonus relating to the year prior to the year of termination; and

(ii)     subject to Section 8(i) and the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Executive shall be reimbursed for the amount equal to the COBRA continuation coverage premiums paid by the Executive that is required for coverage of the Executive (and/or his eligible dependents) under the Company’s major medical group health plan, for a period of eighteen (18) months; provided, however, that the Company’s obligation to provide such reimbursement will cease during any period that the Executive is employed by a third party that provides comparable coverage at a comparable cost to the Executive.

(c)     TERMINATION FOR CAUSE OR WITHOUT GOOD REASON OR AS A RESULT OF EXECUTIVE NON-EXTENSION OF THIS AGREEMENT. If the Executive’s employment and the Employment Term are terminated (x) by the Company for Cause, (y) by the Executive without Good Reason, or (z) as a result of the Executive’s non-extension of the Employment Term as provided in Section 2, the Company shall pay to the Executive the Accrued Benefits.

(d)     TERMINATION WITHOUT CAUSE OR FOR GOOD REASON; TERMINATION AS A RESULT OF COMPANY NON-EXTENSION OF THIS AGREEMENT. If the Executive’s employment and the Employment Term are terminated (x) by the Company other than for Cause (other than for Disability), (y) by the Executive for Good Reason, or (z) as a result of the Company’s non-extension of the Employment Term as provided in Section 2 and the Executive was willing and able to remain employed, the Company shall pay or provide the Executive with the Accrued Benefits and, subject to the Executive’s execution and non-revocation of the Release in accordance with Section 9 and his continued compliance with the obligations set forth in Section 10, the following payments and benefits (collectively, the “Severance Benefits”):

(i)     any earned but unpaid Annual Bonus relating to the year prior to the year of termination;

(ii)     an amount equal to two (2) times the sum of (A) the Base Salary in effect on the termination date and (B) the average Annual Bonus earned by the Executive for the two (2) Company fiscal years ending during the Employment Period and immediately preceding the Company fiscal year in which such termination occurs (regardless of whether such amount was paid out on a current basis or deferred), paid monthly in equal installments for a period of twelve (12) months and, subject to Section 22, beginning sixty (60) days following such termination;

(iii)     subject to Section 8(i) and the Executive’s timely election of continuation coverage under COBRA, the Executive shall be reimbursed for the amount equal to the COBRA continuation coverage premiums paid by the Executive that is required for coverage of the Executive (or his eligible dependents) under the Company’s major medical group health plan, for a period of eighteen (18) months; provided, however, that the Company’s obligation to provide such reimbursement will cease during any period that the Executive is employed by a third party that provides comparable coverage at a comparable cost to the Executive; and

(iv)     all of the Executive’s equity-based awards that are outstanding on the termination date shall immediately become fully vested and, as applicable, exercisable, without any action by the Board or Compensation Committee.

The Severance Benefits shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

For purposes of Section 8(d)(ii)(B), in the event that the Executive’s termination occurs prior to the end of the completion of two (2) Company fiscal years during the Employment Term, then the amount in Section 8(d)(ii)(B) shall be determined by using the Target Bonus for any such fiscal year not yet completed, together with the Annual Bonus actually earned by the Executive for the fiscal year completed during the Employment Term (if any), annualized for any such partial fiscal year.

(e)     EFFECT OF CHANGE IN CONTROL. In the event of a Change in Control, all of the Executive’s equity-based awards that are outstanding at the time of the Change in Control shall immediately become fully vested and, as applicable, exercisable, without any action by the Board or Compensation Committee. “Change in Control” shall mean:

(i)     Any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as now in effect or as hereafter amended (the “Exchange Act”) (other than BSR, any trustee or other fiduciary holding securities under any employee benefit plan of BSR or any corporation owned, directly or indirectly, by the stockholders of BSR in substantially the same proportion as their ownership of stock of BSR), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of BSR representing 50% or more of the combined voting power of BSR’s then outstanding voting securities;

(ii)     During any period of twelve (12) consecutive months, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with BSR to effect a transaction described in clause (i), (iii) or (iv) hereof) whose election by the Board or nomination for election by BSR’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or actual threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(iii)     The consummation of a merger or consolidation of BSR with any other entity or the issuance of voting securities in connection with a merger or consolidation of BSR (or any direct or indirect subsidiary thereof) pursuant to applicable exchange requirements, other than (A) a merger or consolidation which would result in the voting securities of BSR outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) at least 50.1% of the combined voting power of the voting securities of BSR or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of BSR (or similar transaction) in which no “person” (as defined in clause (i) above) is or becomes the beneficial owner, directly or indirectly, of securities of BSR representing 50% or more of either of the then outstanding shares of common stock of BSR, or the combined voting power of BSR’s then outstanding voting securities; or

(iv)     The consummation of a sale or disposition by BSR of all or substantially all of BSR’s assets (or any transaction or series of transactions within a period of twelve (12) months ending on the date of the last sale or disposition having a similar effect).

Notwithstanding the foregoing, if any of the Executive’s equity-based awards that are outstanding at the time of a Change in Control constitute deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), no payment, settlement or vesting (if vesting would be deemed a distribution with respect to such award under Section 409A of the Code) shall occur with respect to such award on account of the Change in Control transaction or event unless the transaction or event also constitutes a change in the ownership or effective control of BSR or a change in the ownership of a substantial portion of BSR’s assets, as those terms are used in Section 409A(a)(2)(A)(v) of the Code.

(f)     CODE SECTION 280G. If any payment or benefit received or to be received by the Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this subsection (f), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (the “Excise Tax”), then such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable plan or agreement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of payments and benefits, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax.  If a reduction is required pursuant to this subsection (f), the reduction shall be made as follows: (x) if none of the parachute payments constitute non-qualified deferred compensation (within the meaning of Section 409A of the Code), then the reduction shall occur in the manner the Executive elects in writing, and (y) if any parachute payments constitute non-qualified deferred compensation or if the Executive fails to elect an order, then the parachute payments to be reduced will be determined by the Accounting Firm (defined below) in a manner which has the least economic cost to the Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to the Executive, until the reduction is achieved.  Any determination required under this subsection (f) shall be made by an independent accounting firm designated by the Company (the “Accounting Firm”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes.  For purposes of making the calculations required under this subsection (f), the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that the Accounting Firm shall assume that the Executive pays all taxes at the highest marginal rate.  The Company and the Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this subsection (f).  The Company will bear all costs that the Accounting Firm may reasonably incur in connection with any calculations contemplated by this subsection (f).

(g)     OTHER OBLIGATIONS. Upon any termination of the Executive’s employment with the Company, unless otherwise specified in a written agreement between the Company and the Executive, the Executive shall be deemed to have resigned from the Board (if applicable) and any other position as an officer, director or fiduciary of the Company and its affiliates, and shall take any and all actions reasonably requested by the Company to effectuate the foregoing.

(h)     EXCLUSIVE REMEDY. The amounts payable to the Executive following termination of employment and the Employment Term hereunder pursuant to this Section 8 shall be in full and complete satisfaction of the Executive’s rights under this Agreement and any other claims that the Executive may have in respect of the Executive’s employment with the Company or any of its affiliates, and the Executive acknowledges that such amounts are fair and reasonable, and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Executive’s employment hereunder or any breach of this Agreement.

(i)     COBRA REIMBURSEMENTS. The COBRA reimbursements described in Section 9(b)(ii) and Section 9(d)(iii) shall be provided to the Executive (i) only to the extent that such reimbursements are permitted by applicable law and do not cause the Company to incur adverse tax or similar consequences and (ii) shall be taxable to the Executive to the extent required to avoid adverse tax or similar consequences to the Executive, other employees or the Company.

9.     RELEASE. Any and all amounts payable and benefits or additional rights provided pursuant to Section 8(b) or Section 8(d) (other than the Accrued Benefits) shall only be payable if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company in substantially the form attached as Exhibit A hereto (the “Release”). The Release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination.

10.     RESTRICTIVE COVENANTS.

(a)     CONFIDENTIALITY. During the course of the Executive’s employment with the Company, the Executive will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors. The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Company, either during the period of the Executive’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by the Executive during the Executive’s employment by the Company (or any predecessor). The foregoing shall not apply to information that (i) was known to the Executive or the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

(b)     NONCOMPETITION. The Executive acknowledges that (i) the Executive performs services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company, (ii) the Executive has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its affiliates, (iii) in the course of the Executive’s employment by a competitor, the Executive would inevitably use or disclose such Confidential Information, (iv) the Company and its affiliates have substantial relationships with their customers and the Executive has had and will continue to have access to these customers, (v) the Executive has received and will receive specialized training from the Company and its affiliates, and (vi) the Executive is expected to generate goodwill for the Company and its affiliates in the course of the Executive’s employment. Accordingly, during the Executive’s employment and for a period of one (1) year thereafter, the Executive agrees that the Executive will not, whether on the Executive’s own behalf or on behalf or in conjunction with any person, firm, partnership, joint venture, association corporation or other business organization, directly or indirectly, own, manage, operate, control, invest in, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services, including, without limitation, brokerage or advisory services, to any person, firm, corporation or other entity, in whatever form, engaged in the business of owning, operating, developing and redeveloping retail-based or mixed use commercial real estate properties (the “Business”) or in any other business in which the Company or any of its affiliates is engaged on the termination date or in which they have planned, on or prior to such date, to be engaged in on or after such date within any state within the United States of America. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from (i) being a passive owner of not more than five percent (5%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its affiliates, so long as the Executive has no active participation in the business of such corporation or (ii) owning, managing, operating, controlling, or being employed by any firm, corporation or other entity in the same capacity in which the Executive was engaged immediately prior to the termination of the Executive’s employment hereunder, as long as (a) the Board has been apprised of the identity of, and the Executive’s role with, such firm, corporation or other entity and (b) the Board has previously approved in writing the Executive’s role with such firm, corporation or other entity, in the case of both (a) and (b), prior to termination of the Executive’s employment. In addition, the provisions of this Section 10(b) shall not be violated by the Executive commencing employment with a subsidiary, division or unit of any entity that engages in a business in competition with the Company or any of its affiliates so long as: (i) the Executive and such subsidiary, division or unit does not engage in a business in competition with the Company or any of its affiliates; and (ii) the Executive informs such entity of the restrictions contained in this Section 10.

(c)     NONSOLICITATION; NONINTERFERENCE.

(i)     During the Executive’s employment with the Company and for a period of one (1) year thereafter, the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any customer of the Company or any of its affiliates to purchase goods or services then sold by the Company or any of its affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

(ii)     During the Executive’s employment with the Company and for a period of one (1) year thereafter, the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent of the Company or any of its affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent (provided that this restriction shall not apply to professional service firms), or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its affiliates and any of their respective vendors, joint venturers, licensors or tenants. An employee, representative or agent shall be deemed covered by this sub-section (ii) while so employed or retained and for a period of six (6) months thereafter.

(iii)     Notwithstanding the foregoing, the provisions of this Section 10(c) shall not be violated by (A) general advertising or solicitation not specifically targeted at Company-related persons or entities, (B) the Executive serving as a reference, upon request, for any employee of the Company or any of its affiliates so long as such reference is not for an entity that is employing or retaining the Executive, or (C) actions taken by any person or entity with which the Executive is associated if the Executive is not personally involved in any manner in the matter and has not identified such Company-related person or entity for soliciting or hiring.

(d)     NONDISPARAGMENT. The Executive agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, stockholders, agents or products other than in the good faith performance of the Executive’s duties to the Company while the Executive is employed by the Company. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings (including, without limitation, filings or submissions to the Securities and Exchange Commission (the “SEC”), or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(e)     RETURN OF COMPANY PROPERTY. On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). The Executive may retain the Executive’s rolodex and similar address books provided that such items only include contact information.

(f)     REASONABLENESS OF COVENANTS. In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 10. The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. The Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Executive further covenants that the Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 10. It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Executive’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 10.

(g)     REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(h)     TOLLING. In the event of any violation of the provisions of this Section 10 by the Executive, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 10 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(i)     SURVIVAL OF PROVISIONS. The obligations contained in this Section 10 shall survive the termination or expiration of the Employment Term and the Executive’s employment with the Company and shall be fully enforceable thereafter.

(j)     COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), the Executive agrees that while employed by the Company, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Executive’s employment with the Company.

(k)     EMPLOYEE PROTECTIONS.

(i)     Protected Rights. Notwithstanding anything to the contrary contained herein, nothing in this Agreement or otherwise limits the Executive’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the SEC or any other federal, state or local governmental agency or commission (each, a “Government Agency”) regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against the Executive for any of the foregoing activities, and nothing in this Agreement requires the Executive to waive any monetary award or other payment that the Executive might become entitled to from the SEC or any other Government Agency. Notwithstanding anything to the contrary herein, the Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by the privilege.

(ii)     Defend Trade Secrets Act Notification. The Executive is hereby notified that 18 U.S.C. § 1833(b) states as follows: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, notwithstanding any other provision of this Agreement to the contrary, the Executive has the right to (1) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of the law or (2) disclose trade secrets in a document filed in a lawsuit or other proceeding so long as that filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

11.     EQUITABLE RELIEF AND OTHER REMEDIES. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 10 would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages. In the event of a violation by the Executive of Section 10, any Disability Payments, Severance Benefits or other severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease. If the Company adopts a “clawback” or recoupment policy, payments under this Agreement will be subject to repayment to the Company, but only to the extent required by applicable law, regulation or listing requirement and so provided under the terms of such policy.

12.     NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 12, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company; provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

13.     NOTICE. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address (or to the facsimile number) shown

in the books and records of the Company.

If to the Company:

Broad Street Realty, Inc.

7250 Woodmont Ave #350

Bethesda, Maryland 20814

Attention: Chief Executive Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14.     SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

15.     SEVERABILITY. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

16.     COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17.     INDEMNIFICATION. In addition to any rights to indemnification to which the Executive is entitled under the bylaws of BSR or the first amended and restated agreement of limited partnership of the Operating Partnership, as they may be further amended from time to time, the Company hereby agrees to indemnify the Executive and hold the Executive harmless to the maximum extent permitted under the Delaware General Corporation Law and the Delaware Revised Uniform Limited Partnership Act or any successor provisions thereof and any other applicable state laws, in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of the Executive’s duties and obligations with the Company. Costs and expenses incurred by the Executive in defense of such actions, suits or proceedings (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (a) a written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement. This obligation shall survive the termination of the Executive’s employment with the Company.

18.     LIABILITY INSURANCE. The Company shall cover the Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.

19.     GOVERNING LAW. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to its choice of law provisions). The parties acknowledge and agree that in connection with any dispute hereunder, each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses.

20.     MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The payment or provision to the Executive by the Company of any remuneration, benefits or other financial obligations pursuant to this Agreement and any indemnification obligations, shall be allocated between the Company and the Operating Partnership by the Compensation Committee based on any reasonable method so long as such allocation does not unduly burden the Executive.

21.     REPRESENTATIONS. The Executive represents and warrants to the Company that (a) the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, and (b) the Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Executive from entering into this Agreement or performing all of the Executive’s duties and obligations hereunder. In addition, the Executive acknowledges that the Executive is aware of Section 304 (Forfeiture of Certain Bonuses and Profits) of the Sarbanes-Oxley Act of 2002 and the right of the Company thereunder to be reimbursed for certain payments to the Executive in compliance therewith.

22.     TAX MATTERS.

(a)     WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)     SECTION 409A COMPLIANCE. Notwithstanding anything in this Agreement to the contrary, this Section 22(b) shall control with respect to any payment or benefit payable hereunder that is subject to Section 409A of the Code.

(i)     Compliance with Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with (or qualify for an exemption from) Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted accordingly. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(ii)     Termination of Employment. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Section 409A) upon or following termination of employment unless such termination of employment is also a “separation from service” from the Company within the meaning of Section 409A and Treasury Regulation 1.409A-1(h) and, for purposes of any such provision of this Agreement, references to a “termination of employment” or any similar term or phrase shall mean “separation from service.”

(iii)     Separate Payments. For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(iv)     Specified Employee. Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the termination date to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service”, and (B) the date of the Executive’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this subsection (iv) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(v)     No Acceleration; Executive Action/Timing of Payments. For purposes of Section 409A, (A) the Executive may not, directly or indirectly, designate the calendar year of any payment; (B) no acceleration of the time and form of payment of any nonqualified deferred compensation to the Executive or any portion thereof, shall be permitted; and (C) any payment to be made after receipt of an executed and irrevocable release within any specified period, in which such period begins in one taxable year of the Executive and ends in a second taxable year of the Executive, will be made in the second taxable year.

(vi)     Offsets. Notwithstanding any other provision herein to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

(vii)     Reimbursements. To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement may constitute nonqualified deferred compensation (within the meaning of Section 409A), (A) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by the Executive, (B) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BROAD STREET REALTY, INC.

By:           /s/ Michael Z. Jacoby

Name:      Michael Z. Jacoby

Title:        Chief Executive Officer

BROAD STREET OPERATING PARTNERSHIP, LP

By: BROAD STREET OP GP LLC, its general partner

By: BROAD STREET REALTY, INC., its sole member

By:           /s/ Michael Z. Jacoby

Name:      Michael Z. Jacoby

Title:        Chief Executive Officer

ALEXANDER TOPCHY

/s/ Alexander Topchy

EXHIBIT A

GENERAL RELEASE

I, __________________, in consideration of and subject to the performance by Broad Street Realty, Inc., a Delaware corporation (“BSR”), and Broad Street Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership” and, together with BSR, the “Company”), of its obligations under the Employment Agreement dated as of ______________, 2019 (the “Agreement”), including, without limitation, all payment obligations required thereunder, do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present, former and future managers, directors, officers, employees, attorneys, advisors, successors and assigns of the Company and its affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to the Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.     I understand that the [Disability Payments] [Severance Benefits] represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the [Disability Payments] [Severance Benefits] unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. The [Disability Payments] [Severance Benefits] will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.     Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.     I represent that I have made no assignment or transfer of any right, claim, demand, cause of action or other matters covered by paragraph 2 above.

4.     I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.     I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claims, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the [Disability Payments] [Severance Benefits] or to the Accrued Benefits to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Agreement or the Company’s organizational documents or otherwise, or (iii) my rights as an equity or security holder in the Company or its affiliates.

6.     In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove waived or released. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7.     I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.     I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

9.     I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10.     Any nondisclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity. Moreover, notwithstanding any other provision of this Agreement: (A) I will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding and (B) if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the Company’s trade secrets to my attorney and use the trade secret information in the court proceeding if: (1) I file any document containing the trade secret under seal; and (2) I do not disclose the trade secret, except pursuant to court order.

11.     I hereby acknowledge that Sections 8 through 13 and Sections 17 through 22 of the Agreement shall survive my execution of this General Release.

12.     I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13.     Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14.     Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, EACH AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.

I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45] DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATED:

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